Exhibit C-44


                  NET LEASE OF RAILROAD EQUIPMENT




                              BETWEEN


                 KANSAS CITY POWER & LIGHT COMPANY


                                AND


                      PULLMAN LEASING COMPANY


                January 1, 1989 - December 31, 2003




                         TABLE OF CONTENTS

Article                        Section                        Page

   1    Lease of Cars Shown on Riders                            1

   2    Term of Lease                                            1

   3    A     Delivery of Cars                                   1
        B     Inspection and Acceptance                          1
        C     Condition of Cars upon Delivery and Acceptance     2
        D     Railcar Repair Records                             2

   4    A     Marking of Cars                                    2
        B     Lettering by Lessee                                2
        C     Remarking and Relettering Cars                     3

   5    Rental Payments                                          3

   6    Notices                                                  3

   7    Preservation of Cars                                     4

   8    Maintenance of Cars                                      4

   9    Rental Abatement Due to Destruction of Cars              4

  10    A      Notification of Destruction of Cars               5
        B      Responsibility for Loss or Destruction of or      5
               Damage to Cars
        C      Substitution of Cars Damaged or Destroyed         5

  11    Liability Arising Out of Use or Operation of Cars        5

  12    Liability for Loss or Damage to Commodities              6

  13    Liability for Loss of Use of Cars                        6

  14    Taxes, Duties, Customs, Switching and Demurrage          6

  15    Assignment of Lessor's Interest                          6

  16    A    Boundaries for Car Use and Permitted Sublease       7
        B    Merger, Consolidation or Acquisition of Lessee      7

  17    Title to the Cars                                        7

  18    Compliance With Law; Cost of Car Alterations             8

  19    Lessee Data for Lease Administration                     8

  20    Lessor Inspection of Cars                                8

  21    Default of Lessee                                        9

  22    Return of Cars Upon Default                              9

  23    Return of Cars Upon Expiration of Term                  10

  24    Early Termination                                       11

  25    Renewal Options                                         12

  26    Warranties                                              12

  27    Governing Law                                           12

  28    A      Severability                                     13
        B      Headings                                         13
        C      Waiver                                           13
        D      Benefit                                          13
        E      Entire Agreement                                 13

Exhibits

1.   Rider No. 1
2.   Car Restencil List

                      PULLMAN LEASING COMPANY

                  NET LEASE OF RAILROAD EQUIPMENT

     Effective this 11 day of January, 1989, PULLMAN LEASING COMPANY, a Delaware corporation, (hereinafter referred to as "Lessor") and KANSAS CITY POWER & LIGHT COMPANY, a Missouri corporation, (hereinafter referred to as "Lessee") in consideration of the promises hereinafter exchanged do enter into the following Lease.

ARTICLE 1 LEASE OF CARS SHOWN ON RIDERS. Lessor agrees to furnish to Lessee and Lessee agrees to accept and use upon the terms and conditions herein set forth the railroad cars (hereinafter collectively referred to as the "cars" and separately as a "car") shown on Riders that may be added to this Lease from time to time by mutual agreement of Lessor and Lessee.

ARTICLE 2 TERM OF LEASE. The term of this Lease with respect to each of the cars shall be the term specified on the Rider to this Lease that is applicable to such car, unless sooner terminated in accordance with
               Article 23 or Article 24 hereof, subject to any extension thereof as may be agreed upon in writing by Lessor and Lessee in accordance with Article 25 hereof.

ARTICLE 3A DELIVERY OF CARS. Each of the cars shall be delivered to Lessee hereunder at PLM's Bill, Wyoming railcar maintenance shop (hereinafter referred to as "RMC"). Furnishing of the cars by Lessor shall be subject to all causes beyond the control of Lessor; however, best efforts shall be made to deliver the cars during the month of January, 1989. All transportation charges associated with moving the cars from their current service to RMC shall be for Lessor's account.

         B INSPECTION AND ACCEPTANCE. Each of the cars shall be subject to a joint inspection at RMC before loading. For each car, Lessor and Lessee shall execute a joint inspection certificate, which shall detail all damage, if any, to the car. Should the damage be of a nature that does not render the car unfit or unsuited for transportation in the opinion of Lessor and Lessee, Lessee shall accept the car with no obligation to repair the damage and no liability for the damage so detailed upon return of the car to Lessor. Should the damage be of a nature that renders the car unfit or unsuited for transportation, or that in Lessee's reasonable opinion may deteriorate over time to render the car unfit or unsuited for transportation, then Lessee may reject the car, and no rentals or other charges for such car will be due Lessor. Lessor shall either repair such rejected car to Lessee's satisfaction at Lessor's sole expense or replace such rejected car with another railcar of the sane type acceptable to Lessee if such replacement car is available. The date of the joint inspection certificate for each unrejected car shall be the "Effective Date" for that car. The loading of any car which is not the subject of a joint inspection certificate by or on behalf of Lessee shall nevertheless constitute acceptance thereof by Lessee hereunder and shall be conclusive evidence of the fit and suitable condition of each such car for the purpose of transporting the commodities then and thereafter loaded therein. The date of such loading shall be the "Effective Date" for such car.

         C CONDITION OF CARS UPON DELIVERY AND ACCEPTANCE. Lessor hereby warrants that each car upon delivery shall be in good condition and repair according to the rules adopted by the Association of American Railroads governing the condition of and repair to railroad freight cars for interchange of freight traffic in effect from time to time (hereinafter referred to as the "A.A.R. Interchange Rules" or "Rules") including, but not limited to: all wheels will be within the A.A.R. Interchange Rules tolerances; each car will pass the single car air test; all brake shoes, hoses, structural, and safety appliances will meet the A.A.R. Interchange Rules specifications. At the time of delivery, any conditions failing to meet AAR specifications shall be sufficient grounds for Lessee to reject the affected car.

         D RAILCAR REPAIR RECORDS. Lessor agrees to supply Lessee with copies of the repair history of each of the cars furnished in the Riders within six (6) months following delivery of the cars. Lessee agrees to furnish Lessor with copies of all repair cards incurred during the term of this Lease for each of the cars leased hereunder within six (6) months following termination of the Lease.

ARTICLE 4A MARKING OF CARS. At the time of delivery of the cars by Lessor to Lessee, or as promptly as practicable thereafter and prior to the cars' first loading, Lessee shall cause each car to be plainly marked on each side with Lessee's identification mark. If during the continuance of this Lease such marking shall at any time be removed or become illegible, wholly or in part, Lessee shall immediately cause such marking to be restored or replaced at Lessee's expense. Lessee shall provide Lessor with a listing of Lessor's cars as delivered and the corresponding Lessee identification mark to which each car was remarked to be attached and become part of this Lease as soon as practicable after all cars have been remarked.

         B LETTERING BY LESSEE. For the purpose of evidencing the operation of the cars in Lessee's service hereunder, Lessee shall be permitted to board, placard or stencil the cars with letters not to exceed two inches (2") in height. Such height restriction shall not apply to Lessee's identification markings discussed in Article 4A above.

         C REMARKING AND RELETTERING CARS. Following termination of this Lease or applicable Rider, Lessee shall cause its identification marks and lettering to be removed from the cars and shall remark and reletter the cars as reasonably directed by Lessor at Lessee's expense.

ARTICLE 5 RENTAL PAYMENTS. The rental with respect to each of the cars shall be the rental specified on the Rider to this Lease that is applicable to such car; such rental shall become effective with respect to each of the cars covered by such Rider upon the Effective Date for each car and shall continue in effect with respect to each such car throughout the term of this Lease unless such car is redelivered to Lessor at an earlier date, as provided in
               Article 23 or Article 24 hereof, or as otherwise provided in Article 9. The first rental payment for each car shall be made at the pro rata daily rate for the number of days from the Effective Date to the end of the month in which the Effective Date falls and shall be due within ten (10) business days of the end of the month in which the Effective Date falls. All subsequent payments of rental, excluding the final rental payment, shall be made in advance and shall be made on or before the first business day of each succeeding month of the term of this Lease. For purposes of this Lease, the term "business day" shall mean calendar days, excluding Saturdays, Sundays and holidays. Payments shall be deemed made when mailed, as determined by the postmark date, to the following address:

                    Pullman Leasing Company
                    P. 0. Box 96519
                    Chicago, Illinois 60693

               The last payment of rental shall cover the number of days from the first day of the final month to the termination date of this Lease at the pro rata rate per day. Such final rental payment shall be due within ten (10) business days of the end of the month in which the termination date falls.

ARTICLE 6 NOTICES. Any notice, election, or other communication required or permitted to be made by one party to another under this Agreement shall be effective upon receipt, shall be in writing, and shall be delivered personally to the party to whom addressed, or sent by wire or by United States mail or private express service with all necessary postage or other charges fully pre-paid, addressed to the party to whom directed at the address specified below. Any party may change the address at which it receives notice by giving notice of such change to the other party, in the manner specified above.

                  If to Lessor:  Pullman Leasing Company
                                 200 South Michigan Avenue
                                 Chicago, IL 60604
                                 Attn: Vice President Sales

                  If to Lessee:  Kansas City Power & Light Company
                                 P.O. Box 418679
                                 Kansas City, Missouri 64141-9679
                                 Attn:   Supervisor, Unit Trains

               Any notice pertaining to matters of an operational or emergency nature may be delivered by mail, messenger, telephone, telegraph, or by any other reasonable means, to such representative of the party hereto being notified as may be appropriate under the circumstances, and such notice shall be effective upon receipt. If such notice is given orally, by telephone or otherwise, it shall be confirmed in writing as soon as practicable thereafter.

ARTICLE 7 PRESERVATION OF CARS. Lessee will preserve the cars in good condition, normal wear and tear excepted, and will not alter the physical structure of any of the cars without the approval in writing of Lessor.

ARTICLE 8 MAINTENANCE OF CARS. Lessee, at its expense, agrees to maintain the cars after the Effective Date and for the term of this Lease in good condition and repair according to the A.A.R. Interchange Rules.

               If any car parts, specialty items or appurtenances (including, but not limited to, loading or unloading appurtenances, lading oriented fittings, closuring or locking devices, or otherwise removable car parts or attachments) is removed, broken off or altered to facilitate loading/unloading, or for any other reason, and is found to be missing, damaged, altered or replaced with a non-standard car part, specialty item or appurtenance, Lessee shall be obligated to repair or replace the same at the request of Lessor unless (i) removal or modification has been with the written consent and approval of Lessor, or (ii) full responsibility has been assumed in writing by a railroad or third party, or (iii) such loss or damage occurs while the car is located at a repair facility of Lessor and is the result of the negligence or misconduct of Lessor or its agents.

ARTICLE 9 RENTAL ABATEMENT DUE TO DESTRUCTION OF CARS. If any car is damaged beyond repair or is destroyed, rental for such car shall abate on the date on which Lessor receives payment for such car pursuant to the A.A.R. Interchange Rules. If such car is replaced by another car in accordance with Article 10C hereof, rental for such replacement car shall commence on the Effective Date of such replacement car.

ARTICLE 10A NOTIFICATION OF DESTRUCTION OF CARS. In the event that any car shall be destroyed or, in the reasonable opinion of Lessee, irreparably damaged during the term of this Lease, Lessee shall promptly notify Lessor.

          B RESPONSIBILITY FOR LOSS OR DESTRUCTION OF OR DAMAGE TO CARS. Responsibility for loss or destruction of or damage to cars or parts thereof or appurtenances thereto furnished under this Lease shall be as fixed by the then prevailing A.A.R. Interchange Rules or, if applicable, by Regulations of the Canadian Transport Commission. Said Rules or Regulations shall establish the rights, obligations and liabilities of Lessor, Lessee and any railroad subscribing to such Rules or Regulations and moving the cars over its lines in respect to matters to which said Rules or Regulations relate. In the event that any car is lost, damaged or destroyed on any tracks of Lessee or on any private track, or in the event that any car is damaged by any commodity which may be transported and stored in or on such car, such repairs or renewals as may be necessary to place such car in good order and repair and any cleaning of such car prior to any such repairs or renewals shall be at the sole cost and expense of Lessee; provided, however, that such damage by commodity shall not include normal wear and tear due to coal transportation. Lessor and Lessee agree to cooperate with and to assist each other in any reasonable manner requested but without affecting their respective obligations under this Article to establish proper claims against parties responsible for loss or destruction of or damage to the cars.

          C SUBSTITUTION OF CARS DAMAGED OR DESTROYED. Upon Lessee's request, Lessor, at its election, may substitute another car of the same type and capacity for any car which is damaged beyond repair or destroyed during the term of this Lease. The rental for such replacement car shall be the same as the rental for the damaged or destroyed car, and it shall commence on the Effective Date as determined by the date of the joint inspection certificate pertaining to each replacement car as discussed under Article 3 hereof.

ARTICLE 11 LIABILITY ARISING OUT OF USE OR OPERATION OF CARS. Except where responsibility is placed on others, as provided in Article 10B hereof, Lessee agrees to indemnify and save harmless Lessor from and against any and all losses, damages, injuries, liabilities, claims and demands, regardless of the cause thereof, and any expenses in connection therewith, including reasonable counsel fees, arising out of, or as a result of, the use and/or operation of the cars during the term of this Lease other than losses, damages, injuries, claims, demands and expenses caused by Lessor's negligence, or intentional acts or omissions or attributable to defects in workmanship and/or materials incorporated into the cars by Lessor or the manufacturer of the cars, or by their agents or representatives.

ARTICLE 12 LIABILITY FOR LOSS OF OR DAMAGE TO COMMODITIES. Lessor shall not be held liable for any loss of, or damage to, commodities or any part thereof, loaded or shipped in the cars, regardless of how such loss or damage shall be caused, or shall result. Lessee agrees to assume responsibility for, to indemnify Lessor against and to save Lessor harmless from any such loss or damage or claim therefor.

ARTICLE 13 LIABILITY FOR LOSS OF USE OF CARS. Lessor shall not be held liable to Lessee for loss of use of any car or cars, in whole or in part, regardless of the cause thereof.

ARTICLE 14 TAXES, DUTIES, CUSTOMS, SWITCHING AND DEMURRAGE. Lessee agrees to assume responsibility for and to pay all property taxes levied upon or measured by the cars and to file all property tax returns and reports relating thereto. Lessee further agrees to assume responsibility for and to pay or to reimburse Lessor for all other taxes (except taxes assessed upon the net income of Lessor) including but not limited to any sales and/or use taxes or similar taxes, tariff, duty, customs, switching charges, freight charges, including freight charges to a repair facility, demurrage or other charges made by any governmental, railroad or other agency, on account of the cars or in connection with the use or operation of any of the cars after the respective Effective Dates for the cars. Lessor agrees to promptly furnish Lessee with all reasonably requested information for the administration of this Article.

ARTICLE 15 ASSIGNMENT OF LESSOR'S INTEREST. All rights of Lessor hereunder may be assigned, pledged, mortgaged, transferred or otherwise disposed of, either in whole or in part, and/or Lessor may assign, pledge, mortgage, transfer or otherwise dispose of title to the cars with or without notice to Lessee. In the event of any such assignment, pledge, mortgage, transfer or other disposition in connection with the financing or refinancing of the purchase of the cars or any of them and in the event of the occurrence of an event of default by Lessor under such mortgage or agreement, this Lease and all of Lessee's rights under this Lease and all rights of any person, firm or corporation who claims or who may hereafter claim any rights under this Lease under or through Lessee are hereby made subject and subordinate to the rights of any chattel, mortgagee, assignee, trustee or holder of legal title to the cars under any chattel mortgages, conditional sale agreements, agreements and assignments and/or equipment trust agreements covering the cars or any of them heretofore or hereafter created and entered into by Lessor, its successors or assigns and to all of the rights of any such chattel mortgagee, assignee, trustee or other holder of the legal title to the cars. Any sublease of the cars or any of them permitted by
               Article 16 hereof that is entered into by Lessee, its successors or assigns shall contain language which expressly makes such sublease subject to the subordination contained in this Article 15. At the request of the Lessor or any chattel mortgagee, assignee, trustee or other holder of the legal title to the cars, the cars may be lettered or marked with a legend to identify the legal owner of the cars at no expense to Lessee. Such legend shall not replace Lessee's identification markings as provided for in Article 4A hereof. If during the continuance of this Lease any such marking shall at any time be removed or become illegible, wholly or in part, Lessee shall immediately cause such marking to be restored or replaced at Lessor's expense.

ARTICLE 16A BOUNDARIES FOR CAR USE AND PERMITTED SUBLEASE. Lessee agrees to use the cars exclusively within the boundaries of the United States (exclusive of Alaska and Hawaii) and to make no transfer or assignment of this Lease, or of the cars, to service outside the continental United States by operation of law or otherwise, without Lessor's prior written consent. However, Lessee may sublease any of the cars for use within the permitted boundaries without securing the prior written consent of Lessor. Such subleasing shall in no way relieve Lessee from any of its obligations to Lessor under this Lease.

          B MERGER, CONSOLIDATION OR ACQUISITION OF LESSEE. Nothing in this Article 16 shall be deemed to restrict the right of Lessee to assign or transfer its leasehold interest under this Lease in the cars or possession of the cars to any corporation into or with which Lessee shall have become merged or consolidated or which shall have acquired or leased all or substantially all of the lines of railroad of Lessee, provided that such assignees, successors or transferees shall have duly assumed the obligations of Lessee hereunder and that they will not, upon the effectiveness of such merger or consolidation or acquisition of properties and the assumption of such obligations, be in default under any provision of this Lease and that such merger or consolidation or acquisition of properties shall not alter in any way Lessee's obligations to Lessor hereunder which shall be and remain those of a principal and not a guarantor.

ARTICLE 17 TITLE TO THE CARS. Lessee acknowledges and agrees that by the execution hereof it does not obtain and by its payments and performance hereunder it does not and will not have or obtain any title to the cars or any of them at any time subject to this Lease nor any property right or interest legal or equitable therein, except solely as Lessee hereunder and subject to all of the terms hereof. Lessee shall keep the cars free from any encumbrances or liens by any party claiming by or through Lessee which may be a cloud upon or otherwise affect Lessor's title.

ARTICLE 18 COMPLIANCE WITH LAW: COST OF CAR ALTERATIONS. At the time of delivery of the cars by Lessor to Lessee, the cars will conform to the applicable specifications and to all of the governmental laws, regulations, requirements and rules, and to all of the standards recommended by the Association of American Railroads and, as applicable, of the Canadian Transport Commission interpreted as being applicable to railroad equipment of the character of the cars as of the date of delivery to Lessee. Lessee agrees to comply with all governmental laws, regulations, requirements and rules, and with the A.A.R. Interchange Rules and, as applicable, the Regulations of the Canadian Transport Commission with respect to the use and operation of each of the cars during the term of this Lease. In the case any equipment or appliance on any of the cars shall be required to be changed or replaced or in case any additional or other equipment or appliance is required to be installed on any of the cars during the term of this Lease in order to comply with such laws, regulations, requirements, rule and/or the A.A.R. Interchange Rules as a result of any changes or revisions made herein during the term of this Lease, Lessee shall make such change, replacement and/or installation and pay the cost thereof; provided, however, that no adjustment in rentals shall result therefrom; and provided, further, that Lessee may, in good faith, contest the validity of application of any such law, regulation, requirement or rule in any reasonable manner which does not, in the opinion of Lessor, adversely affect the property or rights of Lessor under this Lease or create any danger that Lessor will incur criminal or other liability for which no indemnification is provided hereunder. Any part or parts changed, replaced and/or added to any of the cars shall be considered to be accession to such cars and title thereto shall be immediately vested in Lessor.

ARTICLE 19 LESSEE DATA FOR LEASE ADMINISTRATION. Lessee agrees to furnish Lessor promptly, at Lessor's request, with complete and accurate information reasonably required for the efficient administration of this Lease.

ARTICLE 20 LESSOR INSPECTION OF CARS. Lessor or its assignee shall have the right by its authorized representatives to inspect the cars at the sole cost and expense of Lessor at such reasonable times as Lessor shall deem necessary.

ARTICLE 21 DEFAULT OF LESSEE. If (a) Lessee shall fail to carry out and perform any of its obligations under this Lease, or shall fail to satisfy Lessor that it has commenced a program to correct such deficiency which, in the sole judgment of Lessor, will correct the deficiency within a reasonable time thereafter, within twenty (20) days after Lessor shall have demanded in writing performance thereof, or (b) if a petition in bankruptcy or for reorganization or for a trustee or receiver is filed by or against Lessee and all of the obligations of Lessee under this Lease shall not have been duly assumed by the trustee or receiver appointed, if any, in such proceeding or otherwise given the same status as obligations assumed by the trustee or receiver within thirty (30) days after the appointment, if any, or sixty (60) days after such proceedings shall have been commenced, whichever shall be earlier, Lessor may take possession of the cars and any accessions thereto wherever they may be found and at the election of Lessor, or its assignee as the case may be, either (i) declare the Lease terminated in which event all rights and obligations of the parties hereunder shall cease except only the obligations of Lessee to pay accrued rentals to the date of retaking, or (ii) attempt to relet the cars as agent of Lessee, apply the proceeds of such reletting first to the reasonable expenses that may be incurred in the retaking and delivery of the cars to the new Lessee, then the payment of amounts due Lessor under this Lease, and Lessee shall remain liable for any sums remaining due after so applying the proceeds so realized. Lessee shall pay said deficit monthly as the same may accrue. Lessor shall make all reasonable efforts to relet the cars at a rental equal to or greater than that paid by Lessee.

ARTICLE 22 RETURN OF CARS UPON DEFAULT. If Lessor shall terminate this Lease pursuant to Article 21 hereof, Lessee shall forthwith deliver possession of all cars then covered by this Lease to Lessor. For the purpose of delivering possession of any car or cars to Lessor as above required, Lessee shall at its own expense and risk (except as hereinafter stated)

                    A.   forthwith place such cars upon such
               storage tracks as Lessor may reasonably designate or, in the absence of such designation, as Lessee may select,

                    B. permit Lessor to store such cars on such tracks for a period not exceeding three months at the risk of Lessee, and

                    C.   transport the cars, at any time within
               such three month period, to any reasonable place on the lines of any railroad designated by Lessor for shipment to Lessor.

               The redelivery, storage and transporting of the cars as hereinbefore provided are of the essence of this Lease, and upon application to any court of equity having jurisdiction in the premises Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee so to redeliver, store and transport the cars.

               Without in any way limiting the obligations of Lessee under the foregoing provisions of this
               Article 22, Lessee hereby irrevocably appoints Lessor as the agent and attorney of Lessee, with full power and authority, at any time while Lessee is obligated to deliver possession of any car to Lessor, to demand and take possession of such car in the name and on behalf of Lessee from whosoever shall be at the time in possession of such car.

ARTICLE 23 RETURN OF CARS UPON EXPIRATION OF TERM. On the date on which the term of this Lease or applicable Rider expires, Lessee, at its sole cost and expense, shall return each of the cars and each part thereof to Lessor at such repair shop, storage yard, terminal facility or other point as may be reasonably designated by Lessor, empty, free from residue and in the same good order and condition as it was delivered by Lessor to Lessee, ordinary wear, tear and coal dust excepted. All transportation costs associated with moving the cars from Lessee's service to Lessor's designated return point shall be for Lessee's account.

               If Lessor determines at the end of the Lease term that any of the cars require cleaning of residue other than coal dust, Lessor shall allow Lessee the opportunity to clean the cars at Lessee's expense. If Lessee declines such opportunity, then Lessee shall reimburse any charges reasonably incurred by Lessor for actual cleaning of the cars.

               Lessee at its option, may redeliver any or all of the cars to Lessor during the thirty (30) calendar day period immediately preceding the date on which the term of this Lease or applicable Rider expires. If Lessee shall elect to so redeliver any or all of the cars, the rental on such cars shall cease on the date on which such cars are so redelivered to Lessor.

               In the event that any or all of the cars are not redelivered to Lessor on or before the date on which the term of this Lease or applicable Rider with respect to such cars expires, all of the obligations of the Lessee under this Lease with respect to such cars shall remain in full force and effect until such cars are redelivered to Lessor; provided, however, that the daily rental for each of such cars during such period shall be one and one-half times the pro rata daily rate of the rental specified in the Rider applicable to such cars for a maximum period of one (1) year after such termination date. If Lessee shall for any reason fail to redeliver any of such cars during such one (1) year period, Lessee shall pay to Lessor on that date that such one (1) year period expires a sum equal to the then depreciated value of such car or cars using the A.A.R. Interchange Rules schedule of depreciation.

ARTICLE 24 EARLY TERMINATION. Subject to the terms and conditions herein expressed, Lessee shall have the following right to terminate this Lease prior to end of the term hereof.

               If no event of default (or an event which would constitute an event of default but for the lapse of time or of the giving of notice or both) shall have occurred and be continuing and the cars in Lessee's reasonable judgment as expressed by Lessee's President or responsible Vice President become surplus or economically obsolete to Lessee's requirements, then Lessee may at its option, upon not less than 180 days prior written notice to Lessor, terminate this Agreement with respect to all of the cars, provided that (i) such termination occurs on or after the fifth anniversary or any succeeding anniversary of the Effective Date(s), and (ii) no such termination shall be effective until the cars have been relet and all sums payable by Lessee to Lessor have been paid in full.

               Upon notification of Lessor that Lessee intends to exercise its termination right under this Article, Lessor and Lessee shall attempt in good faith to relet the cars. Lessor and Lessee shall certify to each other in writing the amount and the terms of each bid received by them and the names and addresses of the parties submitting such bids. Subject to Lessor's right to reject bids as set forth in this Article, on the date of termination specified in Lessee's notification Lessor shall without recourse, representation or warranty, relet the cars to the highest bidder who shall have submitted such bid prior to such date on terms and conditions acceptable to Lessor in its sole and reasonable discretion. In no event shall the Lessor be obligated to accept a bid which is less than the rate of this current lease or less than the remaining term of the current lease.

               If, within 60 days prior to the termination date, neither Lessor nor Lessee shall have received any bid for the reletting of the cars or there shall not have been received any bid which shall be acceptable to Lessor, in its sole and reasonable discretion, Lessor shall so advise Lessee. Thereupon, Lessee shall have the right (i) to notify Lessor, within 30 days following the giving of such advice, that Lessee will continue to lease the cars with the same effect as if Lessee had not given notice of termination with respect thereto or
               (ii) to pay to Lessor, on the termination date, a sum equal to the then depreciated value of the cars using the A.A.R. Interchange Rules schedule of depreciation and any other rentals or other Lessee obligations accrued and unpaid through and including such date, and thereupon Lessee shall have no further right with respect to the cars and no further obligations with respect to the cars except those which survive the expiration of the term of this Lease.

ARTICLE 25 RENEWAL OPTIONS. Provided that no event of default, or any event which with the lapse of time or the giving of notice, or both, would constitute default, shall have occurred and be continuing, Lessee shall have the following renewal options upon the expiration of the initial term of this Lease. Lessee shall have the option to renew and extend this Lease (without modification of terms, except for termination date) either as to all or as to 120 or 167 of the cars then leased hereunder for one additional renewal term of five (5) years subject to the original terms and conditions herein contained for the original term of the Lease. Alternatively, Lessee shall have the option to renew and extend this Lease either as to all or as to 120 or 167 of the cars then leased hereunder for two additional renewal terms of two years each (without modification of terms, except for termination date) as the Lessee shall specify.

ARTICLE 26 WARRANTIES. Lessor's obligations with respect to the cars are expressly limited to those set forth in this Agreement, and except as otherwise expressly stated herein, LESSOR MAKES NO WARRANTIES OF ANY KIND EXPRESS OR IMPLIED. WHETHER OF MERCHANTABILITY. FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE. NOR SHALL LESSOR HAVE ANY LIABILITY FOR ANY CONSEOUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY CAR LEASED HEREUNDER. Lessee shall be solely responsible for determining that the specifications, design and paint of any car are appropriate for the commodities loaded therein.

ARTICLE 27 GOVERNING LAW. This Agreement and performance of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

ARTICLE 28A SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable by the final judgement of a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision but this Agreement shall continue in full force and effect as if such provision had not been a part hereof.

          B HEADINGS. The Article headings used herein are for convenience of reference only and shall not be used in interpreting this Agreement.

          C WAIVER. This Agreement may not be amended or modified except by written agreement signed by the parties. No waiver of any provision of this Agreement shall be effective unless in writing signed by the party against whom enforcement of such waiver is sought and unless otherwise expressly so provided such waiver shall be limited only to the specific situation for which it was given.

          D BENEFIT. This Agreement shall be binding upon and inure to the benefit of Lessor and its successors and assigns, and Lessee and (to the extent permitted by Article 16) its successors and assigns.

          E ENTIRE AGREEMENT. This Agreement, including all Riders and other documents attached hereto or incorporated by reference herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the same.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed and delivered as of the day and year first above written.

ATTEST:                  PULLMAN LEASING COMPANY
By /s/B. E. Tazar        By /s/Edward J. Whalen
Assistant Secretary      President


ATTEST:                  KANSAS CITY POWER & LIGHT COMPANY
By /s/Jeanie Sell Latz   By /s/R. G. Wasson
Assistant Secretary      (title)
                         Vice President


                            RIDER NO. 1

This Rider shall be attached to and form a part of Net Lease of Railroad Equipment dated as of the 11th day of January, 1989, by and between PULLMAN LEASING COMPANY, and KANSAS CITY POWER & LIGHT COMPANY Cars covered by this Rider are as follows:

Quantity:        222 railcars.

Description:     Open top hopper railcars with rotary couplers.

Capacity:        4000 cubic feet per railcar (100 tons).

Fixed Rental:    $433.87 per railcar per month.

With respect to the cars covered by this Rider, it is hereby agreed that, despite any terms or conditions of the Lease and/or this Rider, all freight charges shall be for Lessee's account.

All of the other terms and conditions of the Lease shall remain in full force and effect.

The term of the Lease, with respect to the cars covered by this Rider, shall commence on the 1st day of January 1989, and shall continue to and include the 31st day of December, 2003.

ATTEST:                   PULLMAN LEASING COMPANY
By /s/B. E. Tazar         By /s/Edward J. Whalen
Assistant Secretary       President


ATTEST:                   KANSAS CITY POWER & LIGHT COMPANY
By/s/Jeanie Sell Latz     By /s/R. G. Wasson
Assistant Secretary       Vice President
                          Administrative Services